ULURU NEWS

Contact: Company
Renaat Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Addison, Texas, November 16, 2009; ULURU Inc. (NYSE AMEX: ULU) today announced its financial results for the third quarter ended September, 2009.  The Company reported a net loss of $1.5 million, or $0.02 per share, compared with a net loss of $2.7 million, or $0.04 per share, for the same period last year.  At September 30, 2009, the Company held cash and cash equivalents of $1.4 million, compared with $7.6 million at December 31, 2009.  As of November 1, 2009, the Company held cash and cash equivalents of approximately $1.177 million.

Commenting on the financial results Renaat Van den Hooff, President and CEO stated,  “During the third quarter we finalized the restructuring of our business operations which has significantly reduced our cost structure while allowing us to further our strategic goals. We have implemented a low cost business model while expanding a network of high quality independent sales representatives throughout the country. The trend for reaching new customers has been positive since the implementation of our new sales and marketing approach and we are encouraged that this will result in more end-users and greater sales of our product.”

Mr. Van den Hooff continued: “Altrazeal™ continues to generate very positive clinical results and we are particularly proud of the data publication of our first randomized clinical trial as well as the overwhelming presence we generated with sixteen poster presentations at the recently held Clinical Symposium on Advances in Skin and Wound Care in San Antonio, Texas. The observed clinical and pharmaco-economic outcomes make us very confident that Altrazeal™ will become a commercial success.”

Mr. Van den Hooff added: “In addition to our recently announced equity sale that has provided us with net proceeds of approximately $1.35 million, we are continuing to explore strategic partnerships for our wound care technology as well as with our OraDisc technology.  We believe we now have sufficient liquidity in order to successfully execute our business plan through March 2011.”

Operating Results
Revenue for the third quarter of 2009 was $130,000, compared to $125,000 for the third quarter of 2008.  The increase of approximately $5,000 in revenue from the third quarter of 2008 compared to the third quarter of 2009 was primarily due to an increase in Altrazeal™ product sales of $37,000.  This revenue increase was partially offset by decreases of $18,000 in Zindaclin® related royalties and licensing fees, $9,000 in sponsored research, and $2,000 in Aphthasol® royalties.

Research and development expenses for the third quarter of 2009 were $376,000, including $31,000 in share-based compensation, compared to $901,000, including $43,000 in share-based compensation, for the third quarter of 2008.  The decrease of approximately $525,000 in research and development expenses was primarily due to lower costs of $248,000 associated with decreased development efforts associated with our Altrazeal™ and OraDisc™ technologies.  There were also lower costs associated with regulatory consulting of $44,000 and savings of $258,000 due to the Company’s compensation reduction plan that was initiated in June 2009.  These decreases were partially offset by an increase of $27,000 in clinical testing expenses associated with our Altrazeal™ Silver technology.

Selling, general and administrative expenses for the third quarter of 2009 were $981,000, including $126,000 in share-based compensation, compared to $1.73 million, including $238,000 in share-based compensation, for the third quarter of 2008.

The decrease of approximately $751,000 in selling, general and administrative expenses was due primarily to reduced costs for marketing and selling expenses of $509,000 related to the implementation of the Company’s revised sales and marketing plan, savings of $158,000 in administrative costs due to the Company’s compensation reduction plan, decreased corporate travel expenses of $37,000, decreased investor relations costs of $14,000, lower patent related legal fees of $9,000, decreased administrative operating expenses of $12,000, and savings of $48,000 in Director fees.  These decreases were partially offset by an increase of $27,000 in legal and consulting fees, along with an increase of $6,000 in insurance costs.

Interest and miscellaneous income for the third quarter of 2009 was $7,000 as compared to $66,000 for the third quarter of 2008.  The decrease of approximately $59,000 is attributable to a decrease in interest income due to lower cash balances and interest yields in 2009.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal™, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), our current belief that we have sufficient liquidity in order to successfully execute our business plan through March 2011, the publication of articles and posters, positive clinical results of Altrazeal, the effect of cost-savings programs, our plan to conserve cash, the launch of additional products, the outcome of strategic partnerships and our expected completion of strategic negotiations by the end of the year.  When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology, clinical and regulatory results for our products, advantages of our products, and cost saving initiatives.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES
License fees	$22,979	$26,556	$72,555	$65,849
Royalty income	61,727	80,822	204,830	241,168
Product sales	39,528	2,565	119,482	169,443
Other	6,000	15,494	38,190	494
Total Revenues	130,234	125,437	435,057	476,954

COSTS AND EXPENSES
Cost of goods sold	7,785	484	22,783	138,218
Research and development	376,191	901,344	2,006,070	2,644,104
Selling, general and administrative	981,212	1,731,877	5,041,318	3,966,347
Amortization	272,102	272,102	807,551	810,469
Depreciation	46,424	31,229	126,002	81,703
Total Costs and Expenses	1,683,714	2,937,036	8,003,724	7,640,841

OPERATING (LOSS)	(1,553,480)	(2,811,599)	(7,568,667)	(7,163,887)

Other Income (Expense)
Interest and miscellaneous income	6,676	65,868	42,296	269,801
Interest expense	(1,926)	---	(1,926)	---
Loss on sale of equipment	---	---	(2,121)	---

(LOSS) BEFORE INCOME TAXES	(1,548,730)	(2,745,731)	(7,530,418)	(6,894,086)

Income taxes	---	---	---	---
NET (LOSS)	$(1,548,730)	$(2,745,731)	$(7,530,418)	$(6,894,086)

Basic and diluted net (loss) per common share	$(0.02)	$(0.04)	$(0.11)	$(0.11)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	66,038,079	64,669,503	65,723,998	63,193,491

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)

Cash and cash equivalents	$1,399,113	$7,567,588
Current assets	2,784,026	9,312,041
Property and equipment, net	1,681,547	1,828,040
Other assets	9,189,134	9,985,988
Total assets	13,654,707	21,126,069

Current liabilities	926,908	2,243,113
Long term liabilities – deferred revenue	1,280,437	1,356,526
Total liabilities	2,207,345	3,599,639
Total stockholders’ equity	11,447,362	17,526,430